EXHIBIT 10.1
Employment Agreement between Gartner, Inc. and Eugene A. Hall
Dated February 15, 2007

EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into on February 15, 2007, effective as of January 1, 2007 (the “Effective Date”), by and between Eugene A. Hall, an individual (“Executive”) and Gartner, Inc., a Delaware corporation (the “Company”).
     1. Employment. Executive will serve as Chief Executive Officer of the Company for the Employment Term specified in Section 3 below. Executive will report solely to the Board of Directors (the “Board”) and will render such services consistent with the foregoing role as the Board may from time to time direct. Executive’s office will be located at the executive offices of the Company in Stamford, Connecticut. Executive may (i) serve on corporate, civic or charitable boards or committees and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, to the extent that such activities are (x) consistent with the Company’s policies (as applicable) or (y) disclosed to the Board and the Board determines in good faith that such activities do not interfere with the performance of Executive’s responsibilities hereunder.
     2. Board of Directors. The Executive is currently a member of the Board, and during the Employment Term, the Company will, in good faith, include Executive on the Company’s slate of nominees to be elected to the Board at appropriate meetings of stockholders of the Company. Upon termination of the Employment Term for any reason, Executive will promptly resign as a director of the Company if the Board so requests.
     3. Term. The employment of Executive pursuant to this Agreement will continue through December 31, 2011 (the “Employment Term”), unless extended or earlier terminated as provided in this Agreement. The Employment Term automatically will be extended for additional one-year periods commencing on January 1, 2012 and continuing each year thereafter, unless either Executive or the Company gives the other written notice, in accordance with Section 14(a) and at least sixty (60) days prior to the then scheduled expiration of the Employment Term, of such party’s intention not to extend the Employment Term. Upon termination of the Employment Term for any reason, Executive will promptly resign from all positions he holds with the Company if the Board so requests.
     4. Salary. As compensation for the services rendered by Executive under this Agreement, the Company will pay to Executive an annual base salary (“Base Salary”) initially equal to $702,975, payable to Executive on a semi-monthly basis in accordance with the Company’s payroll practices as in effect from time to time during the Employment Term. The Base Salary will be subject to adjustment by the Board or the Compensation Committee of the Board (the “Committee”), in the sole discretion of the Board or such Committee, on an annual basis; provided, however, that Executive’s Base Salary may not be decreased other than pursuant to a reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company.
     5. Bonus. In addition to Base Salary, Executive will be entitled to participate in the Company’s executive bonus program. Executive’s annual target bonus (the “Target Bonus”) will be 100% of Base Salary, and will be payable based on achievement of specified Company and individual objectives. The actual bonus paid may be higher or lower than the Target Bonus for over-or under-achievement of Company and individual objectives, as determined by the Committee; provided, however, that the maximum actual bonus will not exceed 200% of Base Salary. Bonus amounts will be subject to annual adjustment by the Board or the Committee, in the sole discretion of the Board or the Committee; provided, however, that Executive’s Target Bonus may not be decreased without Executive’s consent other than pursuant to a reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance of the Company. Except as provided in Section 7, to receive a bonus, Executive must be an employee at the time bonuses are paid to executives.
     6. Executive Benefits.
          (a) Equity Grants. On February 15, 2007, and on the first market trading day of the first open trading window for Company executives under the Company’s insider trading policy on or after January 1 each year thereafter during the Employment Term, Executive will be granted equity-based incentive awards settled in Common Stock of the Company (collectively, the “Incentive Awards”). The Incentive Awards granted in 2007 will have an aggregate value of $5,594,050 on the date of grant, as determined by (a) using the Black-Scholes-Merton valuation method for stock appreciation rights and the fair market value of the Company’s Common Stock for restricted stock units, or such other valuation method as the Committee may use to value equity-based incentive awards, and (b) assuming that the number of the restricted stock units initially granted in 2007 will not be adjusted during such year, as discussed in clause (i) below. The Incentive Awards granted in 2008 and later years will have an aggregate value on the date of grant (using the methods described in the preceding sentence) that is no less than the result of $7,000,000 minus the sum of the Base Salary and Target Bonus for the year of grant. Executive’s entitlement to be granted the Incentive Awards for any given year under this Agreement shall accrue as of January 1 of such year. Except as otherwise provided herein, the Incentive Awards will be granted on terms consistent with the Company’s 2003 Long Term Incentive Plan (the “Plan”). Each year’s Incentive Awards will be divided among:
               (i) Restricted Stock Units. Each year during the Employment Term, all or a portion of the aggregate value of the Incentive Awards may, as determined by the Committee, be in the form of restricted stock units, with a par value purchase price. During each year of the Employment Term, the number of restricted stock units initially granted to Executive will be based upon an assumption that specified Company objectives will be achieved during such year. The restricted stock units granted to Executive each year may be adjusted so as to be higher or lower than the number of restricted stock units initially granted in such year by reason of over-or under-achievement during such year of such specified Company objectives, as determined by the Committee. Upon the vesting of a restricted stock unit, and in the sole discretion of the Company, the Company may pay earned restricted stock units in cash, shares of Common Stock of the Company, or in a combination thereof. Except as otherwise set forth in this Agreement, if Executive’s employment with the Company terminates for any reason, any portion of the restricted stock units still subject to restrictions will be forfeited to the Company.
               (ii) Stock Appreciation Rights. Each year during the Employment Term, all or a portion of the value of the Incentive Awards may, as determined by the Committee, be in the form of stock appreciation rights, which upon exercise will be settled in shares of Common Stock of the Company. Executive will have the right to exercise such stock appreciation right upon its vesting, and will receive the excess, if any, of the value of a share of Common Stock of the Company on the date of exercise over the value of such share on the date of grant.
     The 2007 Incentive Awards will be divided such that 70% of the aggregate fair value of the Incentive Awards will be in the form of restricted stock units (the number of which will be subject to increase or decrease based upon the over-or under-achievement of specified Company objectives, as discussed in clause (i) above), and 30% of the Incentive Awards will be in the form of stock appreciation rights. The 2007 Incentive Awards will be scheduled to vest in equal annual installments on the first four (4) annual anniversaries of the date of grant, and all other Incentive Awards granted pursuant to this Agreement will be scheduled to vest in four equal installments on January 1 of each year following the date of grant, subject in each case to Executive’s continued employment with the Company through the applicable date, except as provided in Section 7. Notwithstanding the preceding sentence, if a Change in Control occurs prior to the termination of Executive’s employment and prior to the expiration of the Incentive Awards, then the Incentive Awards will vest in full and, with respect to stock appreciation rights, be exercisable as to all of the covered shares, including shares as to which the stock appreciation rights would not otherwise be exercisable, and subsequently will expire in accordance with their terms.
          (b) Other Employee and Executive Benefits. Executive will be entitled to receive all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability, and the executive split-dollar life insurance, executive disability plan, and all other benefits under the Company’s Executive Benefits program, in each case so long as and to the extent the same exist; provided, that with respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans. Notwithstanding the preceding sentence, Executive’s right to receive severance payments and benefits will be only as provided in Section 7 hereof. Furthermore, the Company will provide Executive with an automobile and driver for Executive’s ground transportation needs during the Employment Term.
          (c) Vacation, Sick Leave, Holidays and Sabbatical. Executive will be entitled to paid time off (“PTO”), sick leave, holidays and sabbatical in accordance with the policies of the Company as they exist from time to time. Executive understands that under the current policy he is entitled to thirty-five (35) PTO days per calendar year. PTO not used during any calendar year will roll over to the following year only to the extent provided under the Company’s PTO policies as they exist from time to time.
     7. Severance Benefits.
          (a) At Will Employment. Executive’s employment will be “at will.” Either the Company or Executive may terminate this agreement and Executive’s employment at any time, with or without Business Reasons, in its or his sole discretion, upon sixty (60) days’ prior written notice of termination.
          (b) Involuntary Termination. If at any time during the term of this Agreement (other than following a Change in Control to which Section 7(c) applies) the Company terminates the employment of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, or if the Company elects not to renew this Agreement upon the expiration of the Employment Term and Executive within ninety (90) days following the expiration of the Employment Term terminates his employment, then, subject to Executive signing and not revoking a general release of claims against the Company and its successors substantially in the form attached hereto as Exhibit A, Executive will be entitled to receive the following:

               (i) Base Salary and PTO accrued through the Termination Date plus continued Base Salary for a period of thirty-six (36) months following the Termination Date. Such payments will commence on the first regular Company pay day at least six (6) months after the Termination Date. This first payment will be a lump sum representing the continuation of Executive’s Base Salary for the period commencing on the Termination Date and concluding on such payment date. Thereafter, the remaining payments of Base Salary will be payable in accordance with the Company’s regular payroll schedule as in effect from time to time.
               (ii) Any accrued but un-granted Incentive Awards pursuant to Section 6(a) above, which will be granted to Executive on the first market trading day of the first open trading window for Company executives under the Company’s insider trading policy following the Termination Date.
               (iii) 300% of Executive’s Target Bonus for the fiscal year in which the Termination Date occurs, which will be payable in a lump sum as soon as practicable following the six (6) month period commencing on the Termination Date, plus any earned but unpaid bonus from the prior fiscal year, which will be paid at the same time as bonuses for such fiscal year are paid to the other Company executives.
               (iv) Thirty-six (36) months’ continued vesting under all Incentive Awards and any other outstanding stock options and other equity arrangements subject to vesting and held by Executive other than any award that vests pursuant to performance-based criteria (and in this regard, all such stock appreciation rights and other exercisable rights held by Executive will remain exercisable for thirty (30) days following the last day of the thirty-six (36) month continued vesting period, subject to the maximum term of the award).
               (v) reimbursement for premiums incurred to continue group health benefits (or, at the Company’s election, to obtain substantially similar health benefits through a third party carrier) for thirty-six (36) months for Executive, his spouse and any children, provided the Executive makes the appropriate health continuation election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will make payments under this clause (v) for the first six (6) months of health coverage in a lump sum payable as soon as practicable following the six (6) month period commencing on the Termination Date, and thereafter, the payments will be made on a monthly basis.
               (vi) no other compensation, severance or other benefits, except only that this provision will not limit any benefits otherwise available to Executive under Section 7(c)(ii) in the case of a Change in Control. Notwithstanding the foregoing, if Executive violates in a material respect the provisions set forth in Section 12, Executive no longer will be entitled to receive any severance payments and benefits and Executive’s outstanding Incentive Awards and other stock options and equity arrangements will expire immediately.
          (c) Change in Control.
               (i) Benefits. If during the term of this Agreement a “Change in Control” occurs, then Executive will be entitled to receive the following: (A) Base Salary and PTO accrued though the date of the Change in Control plus an amount equal to three (3) years of Executive’s Base Salary as then in effect, payable immediately upon the Change in Control, (B) an amount equal to three (3) times Executive’s Target Bonus for the fiscal year in which the Change in Control occurs (as well as any earned but unpaid bonus from the prior fiscal year, such bonus not to be multiplied by three (3)), all payable immediately upon the Change in Control, and (C) (a) for at least three (3) years following the date of the Change in Control (even if Executive ceases employment), continuation of group health benefits at the Company’s cost pursuant to the Company’s standard programs as in effect from time to time (or at the

Company’s election substantially similar health benefits as in effect at the Termination Date (if applicable), through a third party carrier) for Executive, his spouse and any children, and (b) thereafter, to the extent COBRA will be applicable, continuation of health benefits for such persons at Executive’s cost, for a period of eighteen (18) months or such longer period as may be applicable under the Company’s policies then in effect, provided the Executive makes the appropriate COBRA election and payments, and (D) no other compensation, severance or other benefits. Anything to the contrary herein notwithstanding, in the event of a Change in Control, the Executive’s Incentive Awards will automatically vest as provided in Section 6(a). Additionally, any Incentive Awards accrued but un-granted pursuant to Section 6(a) will be granted to Executive prior to the Change in Control.
               (ii) Additional Payments by the Company.
               (A) If any payment or benefit Executive would receive pursuant to Section 7(c)(i) or otherwise (collectively, the “Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this paragraph also will be “Gross-Up Payments”) in an amount that will fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.
               (B) Subject to the provisions of clause F below, all determinations required to be made under this Section 7(c)(ii), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Company’s independent accountants prior to the Change in Control (the “Accounting Firm”). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the Change in Control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five (5) business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to clause F below and Executive thereafter is required to make a payment of any Excise Tax, the Company or Executive may direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to Executive within twenty (20) days after receipt of such determination and calculations.

               (C) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by clause B above.
               (D) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within twenty (20) days thereafter pay to the Company the amount of such reduction.
               (E) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by clauses B and D above will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within twenty (20) days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.
               (F) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than thirty calendar days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:
               (1) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;
               (2) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and approved by the Company, which approval will not be unreasonably withheld;

               (3) cooperate with the Company in good faith in order effectively to contest such claim; and
               (4) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this clause F, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this clause F and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (G) If, after the receipt by Executive of an amount advanced by the Company pursuant to clause F above, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of clause F above) within twenty (20) days thereafter pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to clause F above, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 7(c)(ii).
               (H) If, for any reason, the Accounting Firm, as defined above, fails to act in the manner contemplated by this Section 7(c) within a reasonable period of time, the Executive may appoint another nationally recognized independent accounting firm with the consent of the Company (unless such consent is unreasonably withheld or delayed), to perform all of such duties of the Accounting Firm that are contemplated by this Section 7(c), in which event such independent accountants will thereafter be deemed to be the “Accounting Firm” for purposes of this Section 7(c).
          (d) Termination for Disability. If at any time during the Employment Term Executive becomes unable to perform his duties as an employee as a result of incapacity, which gives rise to termination of employment for Disability, then (i) Executive will be entitled to receive payments and benefits in accordance with the Company’s then applicable plans, policies, and arrangements and (ii) Executive’s outstanding Incentive Awards (including Incentive Awards accrued but un-granted pursuant to Section 6(a), which will be granted to Executive on the first market trading day of the first open trading window for Company executives under the Company’s insider trading policy following termination pursuant to this clause (d)) and other stock options and equity arrangements will expire in accordance with the terms of the applicable award agreement(s).
          (e) Voluntary Termination, Involuntary Termination for Business Reasons or Termination following a Change in Control. If (i) Executive voluntarily terminates his employment (other than in the case of a Constructive Termination), (ii) Executive is terminated involuntarily for Business Reasons, or (iii) Executive’s employment is terminated within the twelve (12) month period following a Change in Control to which Section 7(c) applies, then in any such event (A) all further vesting of Executive’s Incentive Awards and other equity arrangements will cease immediately (it being understood that the Executive’s Incentive Awards will fully vest upon such a Change in Control as provided in Section 6(a)) and such awards will expire in accordance with the terms of the applicable award agreement(s), (B) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (C) Executive will not be entitled to any severance but Executive will be paid all accrued but unpaid PTO, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.
          (f) Termination Upon Death. If Executive’s employment is terminated because of death, then (i) Executive’s representatives will be entitled to receive payments and benefits in accordance with the Company’s then applicable plans, policies, and arrangements and (ii) Executive’s outstanding Incentive Awards and other equity arrangements will expire in accordance with the terms of the applicable award agreement(s).
          (g) Exclusivity. The provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, in the event of any termination of Executive’s employment. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in paragraph (b), (c), (d), (e) or (f) of this Section 7, whichever will be applicable and those benefits required to be provided by law.
          (h) Mitigation. Amounts provided under this Section 7 will not be reduced by any future earnings Executive may receive following the termination of his employment with the Company.
     8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Business Reasons. “Business Reasons” means (i) gross negligence, willful misconduct or other willful malfeasance by Executive in the performance of his duties, (ii) Executive’s conviction of a felony, or other criminal offense involving moral turpitude, or (iii) Executive’s material breach of this Agreement, including without limitation any repeated breach of Sections 9 through 12 hereof, provided that, in the case of clauses (i) or (iii) above, the Board provides written notice of such “Business Reason” to the Executive, specifically identifying the circumstance(s) which the Board believes constitute such “Business Reason”, and Executive will have the opportunity to cure such circumstances to the reasonable satisfaction of the Board within thirty (30) days following the delivery of such notice; provided, further, that at the conclusion of such thirty (30) day cure period, the final determination of the occurrence of “Business Reasons” and/or the effectiveness of any such cure, will be made at a meeting of the Board at which Executive (and, at Executive’s option, his counsel) will have had a right to participate. For purpose of this paragraph, no act or failure to act by Executive will be considered “willful” unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Board must notify Executive of any event constituting Business Reasons within ninety (90) days following any Board member’s (excluding Executive) actual knowledge of its existence (which period will be extended during the period of any reasonable investigation conducted in good faith by or on behalf of the Board) or such event will not constitute Business Reasons under this Agreement.
          (b) Disability. “Disability” will mean that Executive has been unable to perform his duties as an employee as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company with the consent of the Executive or his representative (unless such consent is unreasonably withheld or delayed). Termination resulting from Disability may only be effected after at least sixty (60) days written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate automatically will be deemed to have been revoked.
          (c) Termination Date. “Termination Date” will mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date specified in Section 8(b); (iii) if this Agreement is terminated by the Company, the date on which indicated in a notice of termination that is given to Executive by the Company in accordance with Sections 7(a) and 14(a); (iv) if the Agreement is terminated by Executive, the date indicated in a notice of termination given to the Company by Executive in accordance with Sections 7(a) and 14(a); or (v) if this Agreement expires by its terms, then the last day of the term of this Agreement.
          (d) Constructive Termination. A “Constructive Termination” will be deemed to occur if Executive elects to voluntarily terminate employment within the ninety (90) day period immediately following any of the following events: (i) Executive’s position changes as a result of an action by the Company such that (A) Executive will no longer be Chief Executive Officer of the Company, (B) Executive will have duties and responsibilities demonstrably less than those typically associated with a Chief Executive Officer, or (C) Executive will no longer report directly to the Board; provided that if the Board determines by unanimous vote of all directors (excluding Executive) that it is required either by law or by rule of any exchange or listing entity whose rules must be complied with in order for the Company to maintain such listing that Executive not be Chief Executive Officer, then the involuntary removal of Executive from the position of Chief Executive Officer will not, in and of itself, constitute a Constructive Termination, (ii) Executive is required to relocate his place of employment, other than a relocation within fifty (50) miles of the Company’s current Stamford headquarters, (iii) there is a reduction in Executive’s Base Salary or Target Bonus other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company, or (iv) there occurs any other material breach of this Agreement by the Company (including, without limitation, any breach of Section 14(c), but excluding the termination of Executive’s service as a director due to applicable legal or listing requirements or stockholders failing to reelect Executive to the Board) after a written demand for substantial performance is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that the Company has materially breached this Agreement, and the Company has failed to cure such breach to the reasonable satisfaction of Executive within thirty (30) days following the delivery of such notice, during which thirty (30) day notice period, the ninety (90) day period described above will be tolled.
          (e) Change in Control. “Change in Control” will have the same meaning as in the Plan.
     9. Confidential Information.
          (a) Executive acknowledges that the Confidential Information relating to the business of the Company and its subsidiaries which Executive has obtained or will obtain during the course of his association with the Company and subsidiaries and his performance under this Agreement are the property of the Company and its subsidiaries. Executive agrees that he will not disclose or use at any time, either during or after the Employment Term, any Confidential Information without the written consent of the Board, other than proper disclosure or use in the performance of his duties hereunder. Executive agrees to deliver to the Company at the end of the Employment Term, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company and its subsidiaries, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his control. If requested by the Company, Executive will provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.
          (b) “Confidential Information” will mean information which is not generally known to the public and which is used, developed, or obtained by the Company or its subsidiaries relating to the businesses of any of the Company and its subsidiaries or the business of any customer thereof including, but not limited to: products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications, program listings, flow charts, manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of any of the Company and its subsidiaries and the Confidential Information of any customer thereof; and all similar and related information in whatever form. Confidential Information will not include any information which (i) was rightfully known by Executive prior to the Employment Term, (ii) is publicly disclosed by law or in response to an order of a court or governmental agency, (iii) becomes publicly available though no fault of Executive or (iv) has been published in a form generally available to the public prior to the date upon which Executive proposes to disclose such information. Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.
     10. Inventions and Patents. In the event that Executive, as a part of Executive’s activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively “Developments and Information”), Executive acknowledges that all Developments and Information are the exclusive property of the Company. Executive hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information. Executive will cooperate with the Board to protect the interests of the Company and its subsidiaries in Developments and Information. Executive will execute and file any document related to any Developments and Information requested by the Board including applications, powers of attorney, assignments or other instruments which the Board deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company’s nominees, successors or assigns.
     11. No Conflicts.
          (a) Executive agrees that during the Employment Term, in his individual capacity he will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Board.
          (b) As long as Executive is employed by the Company or any of its subsidiaries, Executive agrees that he will not, except as set forth in Section 1, or with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with, any for-profit business other than the business of the Company, any of its subsidiaries or any corporation or partnership in which the Company or any of its subsidiaries have an equity interest.
     12. Non-Competition Agreement.
          (a) Executive acknowledges that his services are of a special, unique and extraordinary value to the Company and that he has access to the Company’s trade secrets, Confidential Information and strategic plans of the most valuable nature. Accordingly, Executive agrees that for the period of thirty-six (36) months following the Termination Date, Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any of its subsidiaries as such businesses exist or are in process of development on the Termination Date (as evidenced by written proposals, market research or similar materials), including without limitation the publication of periodic research and analysis of the information technology industries. Nothing herein will prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.
          (b) In addition, for a period of thirty-six (36) months commencing on the Termination Date, Executive will not (i) directly or indirectly induce or attempt to induce any employee of the Company or any subsidiary (other than his own assistant) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire directly or though another entity any person who was an employee of the Company or any subsidiary at any time during the then preceding twelve (12) months, provided that Executive may hire any such person who responds to a general advertisement offering employment so long as such person did not have regular contact with Executive in the course of his or her employment with the Company, (iii) directly or indirectly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary, or (iv) disparage the Company, its executive officers, or its directors.
          (c) Executive agrees that these restrictions on competition and solicitation will be deemed to be a series of separate covenants not-to-compete and a series of separate non-solicitation covenants for each month within the specified periods, separate covenants not-to-compete and non-solicitation covenants for each state within the United States and each country in the world, and separate covenants not-to-compete for each area of competition. If any court of competent jurisdiction will determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants will nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court to be enforceable.
          (d) Because Executive’s services are unique and because Executive has access to Confidential Information and strategic plans of the Company of the most valuable nature, the parties agree that the covenants contained in this Section 12 are necessary to protect the value of the business of the Company and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.
     13. SEC Compliance. The Company covenants that:
          (a) at all times during the Employment Term and the term of any Incentive Awards, if later, the Company will use commercially reasonable efforts to maintain in effect a valid and effective registration statement on Form S-8 filed with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) covering any outstanding equity awards made to Executive; provided, however, that nothing contained herein shall be deemed to limit the right of the Company, in good faith, to suspend or withdraw such registration so long as the Company thereafter uses commercially reasonable efforts to comply with this provision; and
          (b) for so long as Executive holds either Incentive Awards or shares of Common Stock of the Company obtained through the vesting or exercise of an Incentive Award, and until Executive is free to sell all of the shares underlying, relating to or obtained through the vesting or exercise of, Incentive Awards pursuant to Rule 144 promulgated under the Securities Act, in a ninety (90) day period, the Company will include in such Registration Statement on Form S-8 described in clause (i) above a customary reoffer prospectus covering Executive’s offer and sale of stock obtained through the vesting or exercise of Incentive Awards in any manner requested by the Executive from time to time.
     14. Miscellaneous Provisions.
          (a) Notice. Notices and all other communications contemplated by this Agreement will be in writing, will be effective when given, and in any event will be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid. In the case of Executive, notices will be addressed to him at the home address which he most recently communicated to the Company in writing, provided that a copy of such notice is delivered to the Executive’s last known attorneys. In the case of the Company, notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Corporate Secretary.
          (b) Notice of Termination. Any termination by the Company or Executive will be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof. Such notice will indicate the specific termination provision in this Agreement relied upon.

          (c) Successors.
               (i) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will be entitled to assume the rights and will be obligated to assume the obligations of the Company under this Agreement and will agree to perform, in good faith, the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of this Agreement by operation of law or this Agreement.
               (ii) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
               (iii) No Other Assignment of Benefits. Except as provided in this Section 14(c), the rights of any person to payments or benefits under this Agreement will not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (iii) will be void.
          (d) Waiver; Amendment. No provision of this Agreement will be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. Notwithstanding the preceding, the Company agrees to negotiate in good faith with Executive to amend the provisions hereunder to the extent reasonably determined to be necessary to meet the requirements of Section 409A of the Code, and the guidance issued thereunder, such that the additional taxes and penalties set forth in Section 409A(a)(i)(B) of the Code will not apply to any payments contemplated by this Agreement.
          (e) Entire Agreement. This Agreement will supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
          (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in New York, New York, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. No party will be entitled to seek or be awarded punitive damages. All attorneys fees and costs will be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court will determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party. This Agreement will be construed in accordance with and governed by the laws of the State of New York as they apply to contracts entered into and wholly to be performed within such State by residents thereof.

          (h) Withholding of Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
          (i) Indemnification. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.
          (j) Compliance with Company Policies. During the Employment Term, Executive will comply with all Company policies generally applicable to the Company’s executive officers.
          (k) Legal Fees. The Company will pay directly the reasonable fees and expenses of counsel retained by Executive in connection with the preparation, negotiation and execution of this Agreement, up to a maximum of $10,000.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

GARTNER, INC.
By:
Maynard G. Webb, Jr., Chairman,
Compensation Committee of the Board of Directors

EUGENE A. HALL